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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

            LOUDEYE EXPECTS TO FILE SECOND QUARTER FORM 10-Q SHORTLY;

                     RECEIVES EXPECTED NASDAQ NOTIFICATION

SEATTLE, WA - AUGUST 30, 2004 - Loudeye Corp. (Nasdaq: LOUD, LOUDE), a worldwide leader in business-to-business digital media solutions, previously disclosed that it was unable to timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2004 because it required additional time to complete the purchase accounting for its June 2004 acquisition of On Demand Distribution Limited in accordance with SFAS No. 141 (Business Combinations). Loudeye stated today that it expects to file the Quarterly Report shortly.

Due to its delay in filing, on August 24, 2004 Loudeye received a letter from the staff of The Nasdaq Stock Market, indicating that Loudeye had failed to timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2004, as required by NASD Marketplace Rule 4310(c)(14). The delisting notification is standard procedure when a Nasdaq listed company fails to complete a required filing in a timely manner. As a result of Loudeye's filing delinquency, the fifth character "E" was appended to its ticker symbol. Accordingly, Loudeye's ticker symbol was changed from "LOUD" to "LOUDE" at the opening of business on August 26, 2004. The Company expects its ticker symbol will revert back to "LOUD" shortly after it files its Quarterly Report on Form 10-Q and meets its requirements under Marketplace Rule 4310(c)(14).

To ensure it remains listed until it can file its Quarterly Report and regain compliance with all applicable listing standards, Loudeye took the additional step to file an appeal of the delisting notification to the NASDAQ Listings Qualifications Panel. The filing of this appeal will prevent the delisting of Loudeye's securities until Loudeye regains compliance with all applicable listing standards through the filing of its Quarterly Report or, should that not occur, pending the Panel's decision. As a result of Loudeye's expectation to file the Quarterly Report shortly, Loudeye expects to become compliant with the applicable Nasdaq listing requirements prior to the completion of the appeals process.

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ABOUT LOUDEYE CORP.
Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world's largest music archive and the industry's leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and actual results may differ materially due to risks, including the completion of the development of the platform; possibility of adverse changes in the market for distribution of digital music that Loudeye serves; adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital content; pricing pressures and other activities by competitors; lack of market acceptance for Loudeye's products and services; the possible delay in the adoption of digital media or related applications on the web in general; and other risks set forth in Loudeye's most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. Loudeye assumes no obligation to update the forward-looking statements.

CONTACTS
Media/Public Relations: Karen DeMarco, mPRm for Loudeye, 323.933.3399, kdemarco@mprm.com
Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com


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